Form of Executive Severance Agreement

EXHIBIT 10(a)

EXECUTIVE SEVERANCE AGREEMENT

THIS EXECUTIVE SEVERANCE AGREEMENT (this “Agreement”) is made and entered into, as of [•], 20__ (the “Effective Date”), by and between Energen Corporation, an Alabama corporation (the “Company”), and [•] (“Executive”).
WHEREAS, Executive serves as an effective and valuable employee of the Company and its Affiliates;
WHEREAS, the Company and its Affiliates desire to retain the services of Executive and believes that setting forth the terms and conditions that would apply in the event of a termination of Executive’s service prior to a Change in Control (as defined in the CIC Severance Agreement) would promote retention by lessening uncertainty for Executive; and
WHEREAS, the Company and Executive desire to enter into this Agreement to set forth the terms that would apply upon a termination of Executive’s service with the Company and its Affiliates.
NOW, THEREFORE, in consideration of the foregoing, the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:
1.Definitions. As used in this Agreement, the following terms, when capitalized, shall have the meanings given below:
(a)“Affiliate” shall mean an entity controlled by, controlling or under common control with the Company.
(b)“Annual Incentive Plan” shall mean the Energen Corporation Annual Incentive Compensation Plan (or any successor thereto).
(c)“Board” shall mean the Board of Directors of the Company.
(d)“CIC Severance Agreement” shall mean the Severance Compensation Agreement (relating to termination of employment following a change in control), dated as of [•], between the Company and Executive (as it may be amended from time to time) or any successor agreement or plan thereto.
(e)“Code” shall mean the Internal Revenue Code of 1986, as amended, and any Treasury regulations promulgated or other Treasury guidance thereunder.
(f)“Committee” shall mean the Compensation Committee of the Board.
(g)“Retirement” shall have the meaning set forth in the Stock Plan.
(h)“Stock Plan” shall mean the Energen Corporation Stock Incentive Plan (as it may be amended from time to time) or any successor thereto.
2.Term. This Agreement shall be effective for the period commencing on the Effective Date and ending on [•], 20[•] (the “Term”).

3.Termination of Employment.
(a)Death or Disability. Executive’s employment shall terminate automatically upon Executive’s death during the Term. If the Board determines in good faith that the Disability (as defined below) of Executive has occurred during the Term, it may provide Executive with written notice in accordance with Section 10(b) of its intention to terminate Executive’s employment. In such event, Executive’s employment with the Company and its Affiliates shall terminate effective on the 30th day after Executive’s receipt of such notice (the “Disability Effective Date”), provided that, within the 30 days after such receipt, Executive shall not have returned to full‑time performance of Executive’s duties. For purposes of this Agreement, “Disability” shall mean the absence of Executive from Executive’s duties with the Company on a full‑time basis for 120 consecutive days, or for 180 days (which need not be consecutive) within a 365-day period, as a result of incapacity due to mental or physical illness that (i) is determined to be total and permanent by a physician selected by the Company or its insurers and reasonably acceptable to Executive or Executive’s legal representative and (ii) entitles Executive to disability benefits under the Company’s long-term disability plan in effect on the Date of Termination.
(b)With or Without Cause. The Company may terminate Executive’s employment during the Term either with or without Cause. For purposes of this Agreement, “Cause” shall mean:
(i)The willful and continued failure of Executive to substantially perform Executive’s duties with the Company and its Affiliates (other than any such failure resulting from Executive’s incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to Executive specifically identifying the manner in which Executive has not substantially performed Executive’s duties;
(ii)The engaging by Executive in willful misconduct that is demonstrably injurious to the Company and its Affiliates monetarily or otherwise; or
(iii)The conviction of Executive of a felony.

For purposes of this provision, no act or failure to act, on the part of Executive, shall be considered “willful” unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the Company and its Affiliates. If an action or omission constituting Cause is curable, Executive may be terminated under such clauses only if Executive has not cured such action or omission within 30 days following written notice thereof from the Company (the “Executive Cure Period”). Further, Executive shall not be deemed to be discharged for Cause unless and until there is delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the entire membership of the Board (excluding Executive, if he is then a member of the Board), at a meeting called and duly held for such purpose, finding in good faith that Executive is guilty of the conduct set forth above and specifying the particulars thereof in detail. If the Company becomes the subsidiary of another entity, such determination shall be made by the board of directors (or equivalent governing body) of the ultimate parent entity of the Company or its successor. Such determination shall be subject to de novo review by a court of law pursuant to the dispute resolution provisions of Section 10(a).
(c)With or Without Good Reason. Executive’s employment may be terminated by Executive either with or without Good Reason. For purposes of this Agreement,

“Good Reason” shall mean Executive’s voluntary resignation after any of the following actions are taken by the Company or any of its Affiliates without Executive’s written consent:
(i)The assignment to Executive by the Company or its Affiliates of duties inconsistent with Executive’s authority, duties and responsibilities with the Company and its Affiliates immediately prior to such assignment, or a change in Executive’s titles or offices as in effect immediately prior to such change, or a removal of Executive from, or any failure to re-elect or elect Executive to, any of such positions or comparable positions with the Company and its Affiliates, if such assignment, change or removal results in a material diminution in Executive’s authority, duties or responsibilities with the Company and its Affiliates as compared to Executive’s position with the Company and its Affiliates prior to such assignment, change or removal, or any other action by the Company or its Affiliates that results in a material diminution in Executive’s authority, duties or responsibilities;
(ii)A material diminution in Executive’s base salary or base compensation from that in effect prior to the diminution;
(iii)A failure by the Company or its Affiliates to provide short- and long-term incentive opportunities comparable to the opportunities available to Executive on the Effective Date, which failure results in a material diminution in the overall compensation payable to Executive;
(iv)A failure by the Company or its Affiliates to use their best efforts to provide Executive with either the same fringe benefits (including retirement benefits and paid vacations) as were provided to Executive on the Effective Date or a package of fringe benefits that, though one or more of such benefits may vary from those in effect on the Effective Date, is substantially comparable in all material respects to the fringe benefits (taken as a whole) in effect on the Effective Date, which failure results in a material diminution in the overall compensation payable to Executive;
(v)Executive’s relocation by the Company or its Affiliates to any place more than 50 miles from the location at which Executive performed the substantial portion of Executive’s duties on the Effective Date, except for required travel by Executive on the Company’s business to an extent substantially consistent with Executive’s business travel obligations on the Effective Date; or
(vi)Any material breach by the Company or its Affiliates of any provision of this Agreement or any other agreement between the Company or its Affiliates, on the one hand, and Executive, on the other hand.

In order to invoke a termination for Good Reason, Executive shall provide written notice to the Company of the existence of one or more of the conditions described in clauses (i) through (vi) within 90 days following Executive first becoming aware of the existence of such condition or conditions, specifying in reasonable detail the conditions constituting Good Reason, and the Company and its Affiliates shall have 30 days following receipt of such written notice (the “Company Cure Period”) during which it may remedy the condition. In the event that the Company and its Affiliates fail to remedy the condition constituting Good Reason during the Company Cure Period, Executive’s “separation from service” (within the meaning of Section 409A of the Code) must occur, if at all, within 30 days following the expiration of such Company Cure Period in order for termination as a result of such condition to constitute a termination for Good Reason.

(d)Notice of Termination. Any termination by the Company with or without Cause, or by Executive with or without Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 10(b). For purposes of this Agreement, a “Notice of Termination” shall mean a written notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated and (iii) specifies the Date of Termination (as defined below), which date shall be not more than 30 days after the delivery of such notice.
(e)Date of Termination. “Date of Termination” means (i) if Executive’s employment is terminated by the Company with Cause, or by Executive with Good Reason, the date of receipt of the Notice of Termination or any later date specified therein within 30 days following such notice, (ii) if Executive’s employment is terminated by the Company without Cause, or by Executive without Good Reason, the 30th day following receipt of the Notice of Termination or, if later, the expiration of the Executive Cure Period or Company Cure Period, as applicable, or (iii) if Executive’s employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of Executive or the Disability Effective Date, as the case may be.
4.Obligations of the Company upon Termination. (a) Good Reason; Other Than for Cause, Death or Disability. Subject to Section 4(b), if, during the Term, the Company terminates Executive’s employment other than for Cause, death or Disability, or Executive terminates employment for Good Reason, then, solely with respect to the payments and benefits provided under Sections 4(a)(iii), (iv), (v) and (vi)(A), subject to Executive’s execution within 50 days following the Date of Termination, and non-revocation, of a release of claims in the form attached as Exhibit A (the “Release”), the Company and its Affiliates shall pay to Executive the following:
(i)the sum of (A) the portion of Executive’s base salary due for the period through the Date of Termination to the extent not theretofore paid and (B) Executive’s business expenses that have not been reimbursed by the Company as of the Date of Termination that were incurred by Executive on or prior to the Date of Termination (the sum of the amounts described in clauses (A) and (B) shall be hereinafter referred to as the “Accrued Obligations”), which Accrued Obligations shall be paid in a lump sum in cash on the regular payment date of the Company or its applicable Affiliate for the payroll period in which the Date of Termination occurs;
(ii)any annual bonus or incentive compensation (an “Annual Bonus”) earned by Executive in respect of the fiscal year of the Company that was completed on or prior to the Date of Termination but that is unpaid as of the Date of Termination (the “Unpaid Annual Bonus”), which Unpaid Annual Bonus shall be paid in a lump sum in cash at the same time that the Annual Bonuses in respect of such fiscal year are paid to other senior executives of the Company and in no event later than March 15 following the fiscal year to which the Unpaid Annual Bonus relates (other than any portion of such Unpaid Annual Bonus that was deferred, which portion instead shall be paid in accordance with the applicable deferral arrangement and any election thereunder); provided that, if the amount of the Unpaid Annual Bonus has not been determined as of immediately prior to the Date of Termination, the amount thereof shall be determined by the Committee based on actual performance for the fiscal year in which the Date of Termination occurs on a basis no less favorable than the basis on which Annual Bonus determinations are made by the Committee for other senior executives of the Company in respect of such fiscal year; provided, further, that individual or subjective performance metrics, if any, shall be deemed satisfied at the target level and in no event shall negative discretion be exercised based on individual performance);
(iii)a prorated Annual Bonus in respect of the fiscal year of the Company in which the Date of Termination occurs, with such amount to equal the product of (A) Executive’s target Annual Bonus opportunity for the fiscal year in which the Date of Termination occurs (or, if necessary for the Annual Bonus to be deductible by the Company under Section 162(m) of the Code, the amount determined by the Committee based on actual performance for the fiscal year in which the Date of Termination occurs on a basis no less favorable than the basis on which Annual Bonus determinations are made by the Committee for other senior executives of the Company in respect of such fiscal year, provided that individual or subjective performance metrics, if any, shall be deemed satisfied at the target level and in no event shall negative discretion be exercised based on individual performance), and (B) a fraction, (I) the numerator of which is the number of days in the fiscal year of the Company in which the Date of Termination occurs through and including the Date of Termination, and (II) the denominator of which is 365 (the “Prorated Annual Bonus”), which Prorated Annual Bonus shall be paid in a lump sum in cash within 60 days following the Date of Termination (or, if the Prorated Annual Bonus is based on actual performance in order for the Annual Bonus to be deductible by the Company under Section 162(m) of the Code, the date on which the Company otherwise pays Annual Bonuses to senior executives of the Company for such fiscal year), other than any portion of such Annual Bonus that was deferred, which portion instead shall be paid in accordance with the applicable deferral arrangement and any election thereunder;
(iv)an amount equal to the product of (A) [2.0] [1.5] [1.0] multiplied by (B) [the sum of (x)] Executive’s annual rate of base salary [and (y) Executive’s target Annual Bonus opportunity as in effect for the fiscal year of the Company in which the Date of Termination occurs (or, if not established or if higher, Executive’s target Annual Bonus opportunity for the immediately preceding fiscal year of the Company)], which amount shall be payable in a lump sum within 60 days following the Date of Termination[; provided that, for purposes of the foregoing, if Executive’s applicable target Annual Bonus opportunity would have been prorated for any reason, the amount of Executive’s target Annual Bonus opportunity shall be annualized];
(v)an amount equal to the product of (A) [24] [18] [12] multiplied by (B) the full monthly premium cost of health care continuation coverage under Section 4980B of the Code (“COBRA”), based on the prevailing rate charged by the Company to persons who elect health care continuation coverage under COBRA at a level equivalent to Executive’s level of health care coverage as of immediately prior to the Date of Termination, which amount shall be payable in a lump sum within 60 days following the Date of Termination;
(vi)If Executive is (A) not eligible for Retirement on the Date of Termination, Executive’s termination of employment by the Company other than for Cause, death or Disability, or by Executive for Good Reason, shall be deemed a “Qualified Termination” for purposes of the Stock Plan and all award agreements governing awards granted thereunder that are held by Executive on the Date of Termination, or (B) eligible for

Retirement on the Date of Termination, Executive’s termination of employment by the Company other than for Cause, death or Disability, or by Executive for Good Reason, shall be deemed a “Retirement” for purposes of the Stock Plan and all award agreements granted thereunder that are held by Executive on the Date of Termination; and
(vii)to the extent not theretofore paid or provided, the Company and its Affiliates shall timely pay or provide, in accordance with the terms of the applicable plan, program, policy, practice or contract, to Executive any other amounts or benefits required to be paid or provided or that Executive is eligible to receive under any plan, program, policy, practice or contract of the Company or its Affiliates through the Date of Termination (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).

For the avoidance of doubt, if applicable, any amount payable pursuant to Section 4(a) shall be determined without regard to any reduction in compensation or benefits that resulted in Executive’s termination of employment for Good Reason. If Executive does not execute the Release within 50 days following the Date of Termination, or if Executive revokes the Release prior to it becoming effective in accordance with its terms, Executive shall not be entitled to the compensation and benefits contemplated pursuant to Sections 4(a)(iii), (iv), (v) and (vi)(A).
(b)Change-in-Control Termination. If Executive experiences a “Qualified Termination” (as defined in the CIC Severance Agreement) during the Term, subject to Section 10(e), this Agreement shall terminate without further obligations to Executive under this Agreement, other than for the payment of the Accrued Obligations and the Unpaid Annual Bonus and the timely payment or provision of the Other Benefits, and in lieu of the other compensation and benefits contemplated by this Section 4, Executive instead shall be entitled to the compensation and benefits in accordance with the CIC Severance Agreement.
(c)Death; Disability. If Executive’s employment is terminated by reason of Executive’s death or Disability during the Term, subject to Section 10(e), this Agreement shall terminate without further obligations to Executive under this Agreement, other than for payment of the Accrued Obligations and the Unpaid Annual Bonus and the timely payment or provision of the Other Benefits. The Accrued Obligations and the Unpaid Annual Bonus shall be paid to Executive’s estate (in the event of death) or Executive or his legal representative (in the event of Disability), as applicable, on the same schedule as contemplated by Sections 4(a)(i)-(ii).
(d)Other Termination. If Executive’s employment is terminated during the Term for a reason other than those governed by Section 4(a), (b) or (c), subject to Section 10(e), this Agreement shall terminate without further obligations to Executive under this Agreement, other than for payment of the Accrued Obligations on the same schedule as contemplated by Sections 4(a)(i) and the timely payment or provision of the Other Benefits.
(e)Full Settlement. The payments and benefits provided under this Section 4 shall be in full satisfaction of the obligations of the Company and its Affiliates to Executive upon Executive’s termination of employment under this Agreement. For the avoidance of doubt, nothing in this Agreement shall limit Executive’s rights or entitlements upon a termination of employment due to death, Disability or Retirement or in connection with a change in control under the Annual Incentive Plan or the Stock Plan (it being understood that the occurrence of “disability” under the Annual Incentive Plan and the Stock Plan shall be determined in the same manner as a Disability under this Agreement). Further, if on the Date of Termination Executive has satisfied the requirements for retirement treatment under another benefit plan, agreement, arrangement or policy of the Company or its Affiliates in which Executive is eligible for compensation and benefits (including the Annual Incentive Plan or Stock Plan), in no event (other than Executive’s termination of employment for Cause) shall Executive receive compensation or benefits thereunder as a result of Executive’s termination of employment on terms less favorable than those that would apply under such benefit plan, agreement, arrangement or policy upon Executive’s retirement. In addition, if Executive is entitled to the same payment or benefit under this Agreement and another benefit plan, agreement, arrangement or policy of the Company or its Affiliates, such payment or benefit shall be provided on whichever terms are more favorable to Executive; it being understood that, notwithstanding the foregoing, in no event shall the terms of this Agreement alter the payment timing of any such payment or benefit that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code, in a manner that would result in the imposition of taxes or penalties under Section 409A of the Code.
(f)Subsequent Change in Control. In the event that within one year following the Date of Termination of Executive either by the Company without Cause or by the Executive for Good Reason there occurs a “Change in Control” (as defined in the CIC Severance Agreement), then Executive shall be treated as having been terminated in a “Qualified Termination” (as defined in the CIC Severance Agreement) and shall be entitled to be paid or receive such amounts and benefits in addition to the amounts and benefits received by Executive pursuant to this Agreement as may be required to provide Executive with the amounts and benefits Executive would have received, without duplication, had Executive been terminated in a Qualified Termination under the provisions of the CIC Severance Agreement on the Date of Termination under this Agreement.
5.No Mitigation; No Offset. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of any amounts payable to Executive under Section 4 and such amounts shall not be reduced whether or not Executive obtains other employment. The Company’s and its Affiliates’ obligation to make the payments or benefits provided for in this Agreement and otherwise to perform their obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company or any of its Affiliates may have against Executive or others.
6.Continuing Obligations of Executive. As a result of, and in connection with, Executive’s employment by the Company and its Affiliates, Executive is involved in a number of matters of strategic importance and value to the Company and its Affiliates including various projects, proceedings, planning processes and negotiations. Any number of these matters may be ongoing and continuing after the Date of Termination. In addition, Executive is privy to proprietary and confidential information of the Company and its Affiliates including without limitation, financial information and projections, business plans and strategies, customer and vendor lists and information, and oil and gas properties and prospects. Accordingly, Executive agrees as follows:
(a) Non-Compete. For a period of 12 months following the Date of Termination, unless otherwise expressly approved in writing by the Company, Executive shall not Compete (as defined below) or assist others in Competing with the Company or its subsidiaries. For purposes of this Agreement, “Compete” shall mean offer to acquire any oil or gas mineral interest or leasehold interest (i) within acreage subject to a mineral interest, leasehold interest or unit of the Company or its subsidiaries or (ii) contiguous to such acreage.

Employment by, or an investment of less than one percent of equity capital in, a person or entity that Competes with the Company or its subsidiaries shall not constitute Competition by Executive so long as Executive does not directly participate in, assist or advise with respect to such Competition.
(b)Non-Solicitation. For a period of 12 months following the Date of Termination, unless otherwise expressly approved in writing by the Company, Executive shall not directly or indirectly recruit, solicit the employment or services of, or induce employees of the Company or one of its subsidiaries to terminate such employment; provided, however, that nothing herein shall prohibit a general solicitation not directed to employees of the Company or its subsidiaries.
(c)Confidentiality. Executive agrees that at all times following the Date of Termination, Executive shall not, without the prior written consent of the Company, disclose to any person, firm or corporation any confidential information of the Company or its subsidiaries that is now known to Executive or that hereafter may become known to Executive as a result of Executive’s employment or association with the Company or its subsidiaries, unless such disclosure is required under the terms of a valid and effective subpoena or order issued by a court or governmental body; provided, however, that the foregoing shall not apply to confidential information that becomes publicly disseminated by means other than a breach of this Agreement.
(d)Non-Disparagement. Executive shall not make any statements that disparage the Company or its Affiliates, or the business practices of Company or its Affiliates, except to the extent required (i) by law or by a court or other governmental agency of competent jurisdiction, (ii) to exercise any legally protected whistleblower rights (including pursuant to Rule 21F under the Securities Exchange Act of 1934), or (iii) to enforce Executive’s rights under this Agreement or any other benefit plan, agreement, arrangement or policy of the Company or its Affiliates. The Company and its Affiliates shall not make any statements that disparage Executive, and the Company shall instruct its directors and officers not to make any statements that disparage Executive.
(e)Whistleblower Exceptions. Executive understands and acknowledges that nothing contained in this Agreement prohibits Executive from reporting possible violations of federal law or regulation to any federal, state or local governmental agency or commission, or communicating with or otherwise participating in any investigations or proceedings that are protected under the whistleblower provisions of federal law or regulation. Executive shall not be required to provide notice to the Company of, or receive prior authorization from the Company for, any such communications or disclosures. This Agreement does not limit Executive’s right to receive an award for information provided to any such governmental agency or commission.
(f)Trade Secrets. The Company hereby informs Executive that, notwithstanding any provision of this Agreement to the contrary, an individual may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the employer’s trade secrets to the attorney and use the trade secret information in the court proceeding if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.
7.Payment of Professional Fees and Expenses. The Company shall pay promptly as incurred, to the full extent permitted by law, all legal, accounting and other professional fees and expenses that Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company or its Affiliates, Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by Executive about the amount of any payment pursuant to this Agreement).
8.Successors. This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its respective successors and assigns. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its businesses and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.
9.Indemnification. The Company and its Affiliates shall indemnify Executive and hold Executive harmless to the fullest extent permitted by the laws of the State of Alabama against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses, losses or damages resulting from Executive’s performance of Executive’s duties and obligations with the Company and its Affiliates. The Company and its Affiliates shall cover Executive under directors’ and officers’ liability insurance both during and, while potential liability exists, after employment in the same amount and to the same extent as the Company and its Affiliates cover their other officers and directors and in no event on terms less favorable than those in effect on the Effective Date. These obligations shall survive the termination of Executive’s employment with the Company and its Affiliates. If any proceeding is brought or threatened against Executive in respect of which indemnity may be sought against the Company and its Affiliates pursuant to the foregoing, Executive shall notify the Company promptly in writing of the institution of such proceeding and the Company and its Affiliates shall assume the defense thereof and the employment of counsel and payment of all fees and expenses; provided, however, that if a conflict of interest exists between the Company and its Affiliates, on the one hand, and Executive, on the other hand, such that it is not legally practicable for the Company and its Affiliates to assume Executive’s defense, Executive shall be entitled to retain separate counsel and the Company and its Affiliates shall assume payment of all fees and expenses of such counsel in accordance with Section 7. For the avoidance of doubt, the obligations of the Company and its Affiliates under this Section 9 are in addition to any obligations of the Company or its Affiliates to indemnify Executive or to cover Executive under directors’ and officers’ liability insurance under the bylaws of the Company or its Affiliates.
10.Miscellaneous. (a) Governing Law and Dispute Resolution. This Agreement shall be governed by and construed in accordance with the laws of the State of Alabama, without reference to principles of conflict of laws. The parties irrevocably submit to the jurisdiction of any state or federal court sitting in or for Birmingham, Alabama with respect to any dispute arising out of or relating to this Agreement or the Release, and each party irrevocably agrees that all claims in respect of such dispute or proceeding shall be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by law, any objection that they may now or hereafter have to the venue of any dispute arising out of or relating to this Agreement or the transactions contemplated hereby brought in such court or any defense of inconvenient forum for the maintenance of such dispute or proceeding. Each party agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. THE PARTIES HEREBY WAIVE A TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTER CLAIM BROUGHT OR ASSERTED BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT.
(b)Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive: To the most recent address on file with the Company.
If to the Company:

Vice President - Administration
Energen Corporation
605 Richard Arrington Jr., Boulevard North
Birmingham, Alabama 35203
Attention: Chairman

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.
(c)Acknowledgements. Prior to execution of this Agreement, Executive was advised by the Company of Executive’s right to seek independent advice from an attorney of Executive’s own selection regarding this Agreement. Executive acknowledges that he has entered into this Agreement knowingly and voluntarily and with full knowledge and understanding of the provisions of this Agreement after being given the opportunity to consult with counsel. Executive further represents that, in entering into this Agreement, Executive is not relying on any statements or representations made by any of the directors, officers, employees or agents of the Company that are not expressly set forth herein, and that Executive is relying only upon Executive’s own judgment and any advice provided by Executive’s attorney.
(d)Invalidity. If any term or provision of this Agreement or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those to which it is invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

(e)Survivability. The provisions of this Agreement that by their terms call for performance subsequent to the termination of either Executive’s employment or this Agreement (including the terms of Sections 4, 5, 6, 7 and 9) shall so survive such termination.
(f)Section Headings; Construction. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation hereof. For purposes of this Agreement, the term “including” shall mean “including, without limitation.”
(g)Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
(h)Tax Withholding. The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.
(i)Section 409A.
i.General. It is intended that payments and benefits made or provided under this Agreement shall not result in penalty taxes or accelerated taxation pursuant to Section 409A of the Code. Any payments that qualify for the “short-term deferral” exception, the separation pay exception or another exception under Section 409A of the Code shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation. All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under Section 409A of the Code to the extent necessary in order to avoid the imposition of penalty taxes on Executive pursuant to Section 409A of the Code. In no event may Executive, directly or indirectly, designate the calendar year of any payment under this Agreement, and to the extent required by Section 409A of the Code, any payment that may be paid in more than one taxable year (depending on the time that Executive executes the Release) shall be paid in the later taxable year.
ii.Reimbursements and In-Kind Benefits. Notwithstanding anything to the contrary in this Agreement, all reimbursements and in-kind benefits provided under this Agreement that are subject to Section 409A of the Code shall be made in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (A) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement); (B) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (C) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (D) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
iii.Delay of Payments. Notwithstanding any other provision of this Agreement to the contrary, if Executive is considered a “specified employee” for purposes of Section 409A of the Code (as determined in accordance with the methodology established by the Company and its Affiliates as in effect on the Termination Date), any payment that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code that is otherwise due to Executive under this Agreement during the six-month period immediately following Executive’s separation from service (as determined in accordance with Section 409A of the Code) on account of Executive’s separation from service shall be accumulated and paid to Executive on the first business day of the seventh month following his separation from service (the “Delayed Payment Date”), to the extent necessary to prevent the imposition of tax penalties on Executive under Section 409A of the Code. If Executive dies during the postponement period, the amounts and entitlements delayed on account of Section 409A of the Code shall be paid to the personal representative of his estate on the first to occur of the Delayed Payment Date or 30 calendar days after the date of Executive’s death.
(j)Amendments. No provision of this Agreement shall be modified or amended except by an instrument in writing duly executed by the parties hereto. No custom, act, payment, favor or indulgence shall be deemed a waiver by the Company of any of Executive’s obligations hereunder or release Executive therefrom. No waiver by any party of any breach by the other party of any term or provision hereof shall be deemed to be an assent or waiver by any party to or of any succeeding breach of the same or any other term or provision.
(k)Entire Agreement. This Agreement, together with the CIC Severance Agreement, the Annual Incentive Plan and the Stock Plan and the award agreements issued thereunder, constitutes the entire agreement of the parties hereto with respect to the terms and conditions governing the possible termination of Executive’s employment with the Company and its Affiliates, and, as of the Effective Date, supersedes and cancels in their entirety all prior understandings, agreements and commitments, whether written or oral, relating to the terms and conditions of employment between Executive, on the one hand, and the Company or its Affiliates, on the other hand. For the avoidance of doubt, this Agreement does not limit the terms of any benefit plans (including the Annual Incentive Plan and the Stock Plan) of the Company or its Affiliates that are applicable Executive, except to the extent that the terms of this Agreement are more favorable to Executive.

[Signature page follows]

IN WITNESS WHEREOF, Executive has hereunto set Executive’s hand and each of the Company, pursuant to the authorization from its board of directors, has caused these presents to be executed in its name on its behalf, all as of the date first above written.

[Name]

ENERGEN CORPORATION

Name:
Title:

[Signature Page to Executive Severance Agreement]

Exhibit A

GENERAL RELEASE OF CLAIMS
THIS GENERAL RELEASE OF CLAIMS (this “Release”) is executed by [●] (“Executive”) as of the date set forth on the signature page hereto. For purposes of this Release, reference is made to the Executive Severance Agreement (the “Executive Severance Agreement”) between Energen Corporation (the “Company”) and Executive, dated as of [●], 20[●]. Terms that are capitalized but not defined herein shall have the meanings set forth in the Executive Severance Agreement.

1.	General Release and Waiver of Claims.
(a)Release. In consideration of the payments and benefits afforded under the Executive Severance Agreement, and after consultation with counsel, Executive and each of Executive’s respective heirs, executors, administrators, representatives, agents, successors and assigns (collectively, the “Releasors”) hereby irrevocably and unconditionally release and forever discharge the Company and its Affiliates and each of its officers, employees, directors and agents (“Releasees”) from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, “Claims”) that the Releasors may have arising out of Executive’s employment relationship with and service as an employee, officer or director of the Company and its Affiliates, and the termination of any such relationship or service, in each case up to and including the date Executive executes this Release. Executive acknowledges that the foregoing sentence includes Claims arising under federal, state or local laws, statutes, orders or regulations that relate to the employment relationship or prohibiting employment discrimination, including Claims under Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; Sections 1981 through 1988 of Title 42 of the United States Code; the Employee Retirement Income Security Act of 1974; the Immigration Reform and Control Act; the Sarbanes-Oxley Act of 2002; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act; the Equal Pay Act; the Fair Credit Reporting Act; Occupational Safety and Health Act; the federal Fair Labor Standards Act; the Alabama Industrial Relations and Labor Code; and any other federal, state or local civil, human rights, bias, whistleblower, discrimination, retaliation, compensation, employment, labor or other local, state or federal law, regulation or ordinance.
(b)Exceptions to Release. Notwithstanding anything contained herein to the contrary, this Release specifically excludes and shall not affect: (i) the obligations of the Company or its Affiliates set forth in the Executive Severance Agreement and to be performed after the date hereof, including without limitation under in Sections 4, 5, 6(d), 7 and 9 thereof, or under any other benefit plan, agreement, arrangement or policy of the Company or its Affiliates that is applicable to Executive and that, in each case, by its terms, contains obligations that are to be performed after the date hereof by the Company or its Affiliates; (ii) any indemnification or similar rights Executive has as a current or former officer, director, employee or agent of the Company or its Affiliates, including, without limitation, any and all rights thereto under applicable law, the certificate of incorporation, bylaws or other governance documents or such entities, or any rights with respect to coverage under any directors’ and officers’ insurance policies and/or indemnification agreements; (iii) any Claim the Releasors may have as the holder or beneficial owners of securities of the Company or its Affiliates or other rights relating to securities or equity awards in respect of the common stock of the Company or its Affiliates; (iv) rights to accrued but unpaid salary, paid time off, vacation or other compensation due through the date of termination of employment; (v) any unreimbursed business expenses; (vi) benefits or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes; (vii) Claims related to the exercise of any legally protected whistleblower rights (including under Rule 21F under the Securities Exchange Act of 1934); and (viii) any Claims that may arise in the future from events or actions occurring after the date Executive executes this Release or that Executive may not by law release through an agreement such as this.
(c)[Specific Release of ADEA Claims. In further consideration of the payments and benefits provided to Executive under the Executive Severance Agreement, the Releasors hereby unconditionally release and forever discharge the Releasees from any and all Claims that the Releasors may have as of the date Employee signs this Release arising under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”). By signing this Release, Executive hereby acknowledges and confirms the following: (i) Executive was advised by the Company in connection with Executive’s termination of employment to consult with an attorney of Executive’s choice prior to signing this Release and to have such attorney explain to Executive the terms of this Release, including, without limitation, the terms relating to Executive’s release of claims arising under ADEA, and Executive has in fact consulted with an attorney; (ii) Executive was given a period of not fewer than [twenty-one (21)] [forty-five (45)] calendar days to consider the terms of this Release and to consult with an attorney of Executive’s choosing with respect thereto; and (iii) Executive knowingly and voluntarily accepts the terms of this Release. Executive also understands that Executive has seven (7) calendar days following the date on which Executive signs this Release within which to revoke the release contained in this Section 1(c), by providing the Company a written notice of Executive’s revocation of the release and waiver contained in this Section 1(c).]
(d)No Assignment. Executive represents and warrants that Executive has not assigned any of the Claims being released under this Release.
2.Proceedings. Executive has not filed, and agrees not to initiate or cause to be initiated on Executive’s behalf, any complaint, charge, claim or proceeding against the Releasees with respect to any Claims released under Section 1(a) or (c) before any local, state or federal agency, court or other body (each, individually, a “Proceeding”), and agrees not to participate voluntarily in any Proceeding involving such Claims; provided, however, and subject to the immediately following sentence, nothing set forth here in intended to or shall interfere with Executive’s right to participate in a Proceeding with any appropriate federal, state, or local government agency enforcing discrimination laws, nor shall this Release prohibit Executive from cooperating with any such agency in its investigation. Executive waives any right Executive may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding involving such Claims, provided that the foregoing shall not apply to, and nothing in this Release shall prevent Executive from exercising, any legally protected whistleblower rights (including under Rule 21F under the Securities Exchange Act of 1934). For the avoidance of doubt, the term Proceeding shall not include any complaint, charge, claim or proceeding with respect to the obligations of the Company to Executive under the Executive Severance Agreement or in respect of any other matter described in Section 1(b), and Executive retains all of Executive’s rights in connection with the same.
3.Severability Clause. In the event any provision or part of this Release is found to be invalid or unenforceable, only that particular provision or part so found, and not the entire Release, will be inoperative.
4.No Admission. Nothing contained in this Release will be deemed or construed as an admission of wrongdoing or liability on the part of the Releasees.
5.Governing Law and Venue. All matters affecting this Release, including the validity thereof, are to be governed by, and interpreted and construed in accordance with, the laws of the State of Alabama applicable to contracts executed in and to be performed in that State.

6.Counterparts. This Release may be executed in counterparts and each counterpart will be deemed an original.

7.Notices. All notices, requests, demands or other communications under this Release shall be in writing and shall be deemed to have been duly given when delivered in person or deposited in the United States mail, postage prepaid, by registered or certified mail, return receipt requested, to the party to whom such notice is being given as follows:

As to Employee:	Executive’s last address on the books and records of the Company

As to the Company:	[ADDRESS AS OF DATE OF RELEASE]
Any party may change his, her or its address or the name of the person to whose attention the notice or other communication shall be directed from time to time by serving notice thereof upon the other party as provided herein.
EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS READ THIS RELEASE AND THAT EXECUTIVE FULLY KNOWS, UNDERSTANDS AND APPRECIATES ITS CONTENTS, AND THAT EXECUTIVE HEREBY EXECUTES THE SAME AND MAKES THIS RELEASE AND THE RELEASE PROVIDED FOR HEREIN VOLUNTARILY AND OF EXECUTIVE’S OWN FREE WILL.

IN WITNESS WHEREOF, Executive has executed this Release on the date set forth below.

_________________________________
[Name]
Dated as of: